Exhibit 99

Contact:

Megan Jones

Exact Sciences Corp.

meganjones@exactsciences.com

608-535-8815

For Immediate Release

Cologuard® revenue increased 158 percent to $73 million during third quarter

Quarterly test volume grew 136 percent to 161,000 completed tests

•                  Revenue guidance raised to $254-257 million for full-year 2017 from $230-240 million

•                  Guidance for Cologuard tests to be completed during 2017 increased to 568,000-572,000 tests from at least 550,000

•                  More than 10,000 additional providers ordered Cologuard for the first time during the third quarter

MADISON, Wis., Oct. 30, 2017 - Exact Sciences Corp. (Nasdaq: EXAS) today announced that the company generated revenue of $72.6 million and completed approximately 161,000 Cologuard tests during the quarter ended Sept. 30, 2017. Third-quarter 2017 revenue and completed Cologuard test volume grew 158 percent and 136 percent, respectively, from the same period of 2016.

“A growing number of patients and physicians are demanding Cologuard,” said Kevin Conroy, chairman and CEO of Exact Sciences. “Through our direct-to-consumer television and marketing campaign and our national sales force, we are reaching a larger percentage of the 80 million people eligible to be screened with Cologuard.”

Third-Quarter 2017 Financial Results

For the three-month period ended Sept. 30, 2017, as compared to the same period of 2016 (where applicable):

•                  Average recognized revenue per test was $451, an increase of 9 percent

•                  Average cost per test was $129, an improvement of 28 percent

•                  Gross margin was 71 percent, an increase of 1,470 basis points

•                  Operating expenses were $80.3 million, an increase of 48 percent

•                  Net loss was $26.9 million or $0.23 per share, compared to $37.8 million or $0.36 per share

•                  Cash utilization was $21.7 million, compared to $30.5 million

•                  Cash, cash equivalents and marketable securities were $462.5 million at the end of the quarter

•                  More than 10,000 health care providers ordered their first Cologuard during the third quarter, and approximately 91,000 have ordered since the test was launched

Updated 2017 Outlook

•                  The company anticipates revenue of $254-257 million and completed Cologuard test volume of 568,000-572,000 tests during 2017.

•                  The company’s previous guidance for full-year 2017 was $230-240 million in revenue and at least 550,000 completed Cologuard tests.

•                  With 395,000 Cologuard tests completed through the end of the third quarter, the company anticipates completing about 173,000-177,000 tests during the fourth quarter of 2017.

The company’s guidance for revenue and completed tests are forward-looking statements. They are subject to various risks and uncertainties that could cause the company’s actual results to differ materially from the anticipated targets. There can be no assurance the company will meet these financial projections. See the cautionary information about forward-looking statements in the “Safe Harbor Statement” section of this press release.

Third-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Monday, Oct. 30, 2017, at 5 p.m. ET to discuss third-quarter 2017 results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-201-0168 and international callers should dial +1-647-788-4901.

An archive of the webcast will be available at www.exactsciences.com.  A replay of the third-quarter conference call will be available by calling 800-585-8367 domestically or 416-621-4642 internationally. The access code for the replay of the third-quarter call is 98581568. The webcast, conference call and replay are open to all interested parties.

About Cologuard

Cologuard was approved by the FDA in August 2014 and results from Exact Sciences’ prospective 90-site, point-in-time, 10,000-patient pivotal trial were published in the New England Journal of Medicine in March 2014. Cologuard is included in the American Cancer Society’s (2014) colorectal cancer screening guidelines and the recommendations of the U.S. Preventive Services Task Force (2016) and National Comprehensive Cancer Network (2016). Cologuard is indicated to screen adults of either sex, 50 years or older, who are at average risk for colorectal cancer. Cologuard is not for everyone and is not a replacement for diagnostic colonoscopy or surveillance colonoscopy in high-risk individuals. False positives and false negatives do occur. Any positive test result should be followed by a diagnostic colonoscopy. Following a negative result, patients should continue participating in a screening program at an interval and with a method appropriate for the individual patient. Cologuard performance when used for repeat testing has not been evaluated or established. For more information about Cologuard, visit www.cologuardtest.com. Rx Only.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on the early detection and prevention of the deadliest forms of cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. For more information, please visit the company’s website at www.exactsciences.com, follow Exact Sciences on Twitter @ExactSciences or find Exact Sciences on Facebook.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “goal,” “estimate,” “anticipate” or other comparable terms. All statements other than statements of historical facts included in this news release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, anticipated results of our sales and marketing efforts, expectations concerning payer reimbursement and the anticipated results of our product development efforts. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to successfully and profitably market our products and services; the acceptance of our products and services by patients and healthcare providers; our ability to meet demand for our products and services; the willingness of health insurance companies and other payers to cover Cologuard and reimburse us for our performance of the Cologuard test; the amount and nature of competition from other cancer screening products and services; the effects of the adoption, modification or repeal of any healthcare reform law, rule, order, interpretation or policy; the effects of changes in healthcare pricing, coverage and reimbursement; recommendations, guidelines and quality metrics issued by various organizations such as the U.S. Preventive Services Task Force, the American Cancer Society, and the National Committee for Quality Assurance regarding cancer screening or our products and services; our ability to successfully develop new products and services; our success establishing and maintaining collaborative, licensing and supplier arrangements; our ability to maintain regulatory approvals and comply with applicable regulations; and the other risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Report(s) on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Laboratory service revenue	$72,574	$28,115	$178,583	$64,135

Cost of sales	20,729	12,174	55,701	31,330
Gross margin	51,845	15,941	122,882	32,805

Operating expenses:
Research and development	11,725	7,625	29,464	26,391
General and administrative	30,763	20,292	75,442	55,400
Sales and marketing	37,768	26,308	113,297	82,320
Total operating expenses	80,256	54,225	218,203	164,111
Loss from operations	(28,411)	(38,284)	(95,321)	(131,306)

Other income (expense)
Investment income	1,334	535	2,612	1,426
Interest expense	(51)	(54)	(155)	(161)
Total other income	1,283	481	2,457	1,265

Net loss before tax	(27,128)	(37,803)	(92,864)	(130,041)

Income tax benefit	231	—	231	—

Net loss	$(26,897)	$(37,803)	$(92,633)	$(130,041)

Net loss per share - basic and diluted	$(0.23)	$(0.36)	$(0.81)	$(1.30)

Weighted average common shares
outstanding - basic and diluted	119,215	104,807	114,246	100,006

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	September 30,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$50,837	$48,921
Marketable securities	411,684	262,179
Accounts receivable, net	24,553	8,526
Inventory, net	18,064	6,833
Prepaid expenses and other current assets	8,551	7,114
Property and equipment, net	55,706	38,142
Other long-term assets	17,784	5,325
Total assets	$587,179	$377,040

Liabilities and stockholders’ equity
Total current liabilities	$49,689	$30,692
Long term debt	4,511	4,633
Long term other liabilities	5,611	5,734
Lease incentive obligation, less current portion	224	686
Total stockholders’ equity	527,144	335,295
Total liabilities and stockholders’ equity	$587,179	$377,040